Supplement dated December 6, 2021
to the pricing supplement dated June 24, 2021,
product supplement EQUITY ARN-1 dated September 30, 2019,
prospectus supplement dated September 7, 2018,
and prospectus dated September 7, 2018
(together, the “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-227001

Royal Bank of Canada
Global Medium-Term Notes, Series H
Accelerated Return Notes®
Linked to the S&P 500® Index, due June 30, 2023
CUSIP: 78014T437
(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, BofA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the pricing supplement (the “Pricing Supplement”), dated June 24, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2021, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances if a Market Disruption Event occurred). The closing level of the Market Measure on June 24, 2021, the first day of the Starting Value Determination Period, was 4,266.49.

The Starting Value Determination Period concluded on July 26, 2021. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 4,258.49, which was the closing level of the Market Measure on July 19, 2021.

Therefore, the Starting Value for the notes is 4,258.49.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” and “Additional Risk Factors” sections beginning on page TS-6 of the Pricing Supplement, and “Risk Factors” beginning on page PS-6 of product supplement EQUITY ARN-1, and on page S-1 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated June 24, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121022562/brhc10026310_424b2.htm

•	Product supplement EQUITY ARN-1 dated September 30, 2019:
https://www.sec.gov/Archives/edgar/data/1000275/000114036119017583/form424b5.htm

•	Series H MTN prospectus supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm

•	Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.